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EXHIBIT 99.1



                                                                        CONTACT:
                                           Media - Lillian Kilroy (410) 277-2833
                          Investment Community - Patricia Ferrick (703) 352-2583



                   PROVIDENT BANKSHARES CORPORATION ANNOUNCES
                   ------------------------------------------
              6% EARNINGS PER SHARE INCREASE FOR 2005 FIRST QUARTER
              -----------------------------------------------------
                  41% EARNINGS INCREASE OVER 2004 FIRST QUARTER
                   SOLID FINANCIAL FUNDAMENTALS DRIVE INCREASE

BALTIMORE: (April 21, 2005) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today reported $18.1 million in net income or $0.54 per diluted share, for the first quarter of 2005. The basis for financial comparison includes the impact of the Southern Financial Bancorp, Inc. merger for the first quarter of 2005.

Provident's continued focus on financial fundamentals produced strong results for the quarter. Net interest margin increased to 3.58% for the 2005 first quarter, a 39 basis point increase over the prior year's quarter. Asset quality remained strong, as non-performing assets to loans were 0.70% and charge-offs to average loans were 0.24% for the quarter. Returns on assets and equity were 1.14% and 11.85%, respectively, and the efficiency ratio improved to 62.0% for the quarter. The financial results reflect the continued balance sheet transition towards growing loans and deposits in its business segments. The Company's commitment to its business strategies in the key markets of Baltimore, Washington and Richmond coupled with the impact of the Southern Financial merger, led to increases in average loans and deposits of 26% and 23%, respectively, over the first quarter of 2004. The April 30, 2004 strategic merger of Southern Financial Bancorp, Inc. added 30 branches in the Northern Virginia, Richmond, Charlottesville and Washington D.C. areas.

FIRST QUARTER FINANCIAL HIGHLIGHTS
(BASIS FOR FINANCIAL COMPARISON INCLUDES SOUTHERN FINANCIAL BANCORP, INC. MERGER FOR THE FIRST QUARTER OF 2005)

--  Net income increased 41%, to $18.1 million, over the 2004 first quarter
-- Net interest margin improved to 3.58%, up from 3.19% for the 2004 first quarter
-- Return on assets increased to 1.14%, up from 0.99% for the 2004 first quarter
-- Return on common equity was 11.85%, a decline originated from the Southern Financial merger
-- Asset quality remains strong as net charge-offs as a percentage of average loans were 24 basis points, compared to 26 basis points last year
-- Capital ratios remain strong with a leverage ratio of 7.93% and total risk-based capital ratio of 12.29%
--  Average loans increased $733 million, or 26%, from the 2004 first quarter
-- Average deposits increased $695 million, or 23%, from the 2004 first quarter -- Non-interest income grew 7% from the comparable period in 2004




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FIRST QUARTER RESULTS

Provident Bankshares reported net income for the quarter ending March 31, 2005 of $18.1 million, an increase of 41% over the first quarter of 2004. Earnings per diluted share were $0.54, an increase of 6% over the 2004 first quarter. Solid loan growth in key business segments and the accretive effects of the Southern Financial merger fueled first quarter results. Improved earnings included increased net interest income, non-interest income and a lower loan loss provision, which was partially offset by increased non-interest expenses and provision for income taxes. Non-interest expenses included the impact of $1.4 million in professional fees for 2004 activities related to Sarbanes-Oxley compliance. Also included in non-interest expenses was a reduction of $1.5 million primarily related to retiree medical benefits.

Average loans increased 26%, or $733 million over the first quarter of 2004. Consumer and commercial loans increased 8% and 55%, respectively, driven by continued emphasis on the key business segments. Average home equity loans increased $206 million, or 40%, more than offsetting reductions in marine lending and purchased residential loans. Average commercial real estate loans increased $318 million, or 45%, while commercial business loans increased $285 million, or 72%. The addition of loans acquired from the Southern Financial merger contributed to the growth in the commercial product segments.

Average deposits increased $695 million, or 23%, over the same quarter last year. Demand accounts represented the largest increase of $294 million, or 29%. Average money market, savings, and time deposits accounts represented the remaining increase over the prior year's quarter. Average brokered deposits also increased over the 2004 first quarter, driven by an increase in callable brokered deposits acquired in the merger, as well as brokered deposits issued during the year as a less expensive alternative to borrowing.

The net interest margin, on a tax-equivalent basis, increased 39 basis points to 3.58% and was driven by continued solid growth in lending activities. Loan growth of $733 million drove average earning assets up to $5.7 billion during the quarter. The yield on earning assets correspondingly increased as a result of the loan growth which more than offset the increase in funding costs. In addition, higher yielding investment securities were purchased with proceeds from sales of investment securities during the quarter.

Non-interest income grew 7% to $25.3 million, up from $23.6 million in the first quarter 2004. Deposit fee income increased 4%, reflecting increases in consumer and commercial deposit fees. As with many of our peers, consumer deposit fees are being negatively impacted by decreases in checking transactions and decreases in NSF activity during the quarter. Debit card fee income, which increased 39%, drove consumer deposit fee income higher during the quarter. Other non-interest income included $1.5 million of life insurance proceeds. Further, as part of the continued balance sheet transition, sales of investment securities and debt extinguishment resulted in net losses during the quarter. The proceeds from the sales were used to purchase investment securities at higher yields.



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Total non-performing loans at March 31, 2005 were $23.2 million, compared with
$18.9 million at March 31, 2004, reflecting an impact from the Southern Financial merger. Net charge-offs increased to $2.1 million, up from $1.8 million for the 2004 first quarter. The allowance for loan losses, at 1.29% of period-end loans, was a 1.97 multiple of non-performing loans and a 5.35 multiple of net charge-offs.

Capital ratios continue to be strong, with a leverage ratio of 7.93% and a total risk-based capital ratio of 12.29% at March 31, 2005. These compare to 8.56% and 15.38%, respectively, at March 31, 2004. As planned for the first quarter, the Company redeemed $30 million of trust preferred securities which qualified for regulatory capital.

DIVIDEND DECLARED

Provident Bankshares announced today that its Board of Directors has declared a quarterly cash dividend of $0.27 per share. This is the forty-sixth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on May 13, 2005 to stockholders of record at the close of business on May 2, 2005.

MANAGEMENT COMMENT

Commenting on the Company's first quarter performance, Chairman and CEO, Gary N. Geisel said, "Our first quarter results are right on plan. We are committed to building a strong regional bank focused on the vibrant markets of Baltimore, Washington and Richmond."

VIRGINIA FRANCHISE

Provident's Virginia franchise continues to be a significant component of its business focus. For the quarter, consumer and commercial deposits in the Washington metropolitan and Virginia markets increased 54% and 104%, respectively, representing increases in all deposit categories. The 30 branches added from the Southern Financial merger facilitated the growth in deposits for the year. The Virginia franchise has grown to 83 branches, or 56% of total branches, in the key metropolitan markets of Washington and Richmond.

Average consumer loan balances increased 87% and commercial loan balances more than doubled from the 2004 first quarter in the Virginia/Washington metro markets. This growth emphasizes the Company's commitment to the Virginia market as well as the benefits of the merger.

EXECUTION OF KEY BUSINESS STRATEGIES

Provident's key business strategies provide the Company with a unique opportunity in its marketplace. An overview of the strategies for the year and some accomplishments to date are discussed below:

-- MAXIMIZE PROVIDENT'S POSITION AS THE RIGHT SIZE BANK IN THE MARKETPLACE Provident's position as the second largest bank headquartered in Maryland provides a unique opportunity as the "right size" bank in its footprint. The Company provides the service of a small institution combined with the convenience and wide array of products and services that a strong regional bank offers. In addition, the 60 in-store branches throughout its footprint reinforce its right size strategy through convenient hours and full product service. Provident currently has 149 branches concentrated in the Baltimore-Washington corridor and beyond to Richmond, Virginia.


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--   GROW AND DEEPEN CONSUMER AND SMALL BUSINESS RELATIONSHIPS IN MARYLAND
     AND VIRGINIA Consumer banking provided the Company's entry into commercial banking and continues to be an important component of its business strategy. Average consumer loan balances increased $130 million, or 8%, over the prior year quarter. Home equity loans averaged $725 million, and increased 40% over the prior year. The strong growth in home equity lending was partially offset by declines in marine loans and purchased residential loans totaling $93 million. This shift indicates the Company's focus on its key business segments. Residential mortgage loans also increased $23 million over the prior year quarter as a result of loans acquired from Southern Financial.

     Total average consumer deposits increased 13%. Average consumer demand account balances increased 18%, from $670 million in the 2004 first quarter, to $793 million in 2005. Average consumer certificates of deposit increased 18% and average consumer money market and savings deposits increased 6% over the prior year quarter. Small business loans and deposits increased significantly from the 2004 first quarter and are included in the commercial banking totals.

--   GROW AND DEEPEN COMMERCIAL AND REAL ESTATE RELATIONSHIPS IN MARYLAND
     AND VIRGINIA Commercial banking is the other key component to the Company's regional presence in its market area. Average commercial and real estate loans increased 72% and 45%, respectively. Commercial mortgage loans and commercial and residential construction loans each posted increases during the quarter. Commercial deposits increased 48% over the prior year quarter with average demand account balances, money market balances and certificates of deposit representing the areas of growth. The increase in the commercial loan and deposit portfolios over the 2004 first quarter also reflects the benefits derived from Southern Financial's focus on commercial banking in Virginia.

-- MOVE FROM A PRODUCT DRIVEN ORGANIZATION TO A CUSTOMER RELATIONSHIP FOCUSED SALES CULTURE The Company's transition to a customer relationship driven sales culture requires deepening relationships through cross-sell and the continuing emphasis on retention of valued customers. The Company has segmented its customers to better understand and anticipate their financial needs and provide Provident's sales force with a targeted approach to customers and prospects. The successful execution of this strategy will be centered on the right size bank commitment - providing the service of a small institution combined with the convenience and wide array of products and services that a strong regional bank offers.

--   CREATE A HIGH PERFORMANCE CULTURE THAT FOCUSES ON EMPLOYEE DEVELOPMENT
     AND RETENTION Provident has always placed a high priority on its employees and has approached employee development and training with renewed emphasis. Their development is viewed as a critical part of executing its strategy as the right size bank and transforming the Company's sales culture. The focus is on the employee's development and their approach with Provident's customers.




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OUTLOOK FOR THE FUTURE

Commenting on the future for Provident Bankshares, Chairman and CEO Gary N. Geisel added, "2005 will be a year where we continue to execute against our key strategies and to build the `right size' bank for our consumer, commercial and small business customers."

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a network of 149 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.

SPECIAL NOTE: Provident Bankshares Corporation's first quarter earnings teleconference will be webcast at 10:00 a.m. (ET) on Thursday, April 21, 2005. The webcast can be accessed on the Provident website at www.provbank.com. The webcast will include discussions of the most recent quarter's results of operations and may include forward-looking information such as guidance on future results. A replay of the webcast will be available until April 28, 2005. An audio replay of the webcast will also be available during the same period, at 1-888-286-8010, passcode 21029757. Supplemental financial information will be posted on the Provident website today in conjunction with the webcast and can be accessed by selecting the link to Corporate Information and Investor Relations and then selecting the link to Financial Reports.
###

This Press Release, as well as other written communications made from time to time by Provident Bankshares Corporation and subsidiaries (the "Company") (including, without limitation, the Company's 2004 Annual Report to Stockholders) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth determined by using U.S. generally accepted accounting principles ("GAAP"); revenue growth in consumer banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the factors identified in the Company's Form 10-K for the fiscal year ended December 31, 2004 under the headings "Forward-Looking Statements" and "Risk Factors"; prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition, which can materially affect, among other things, consumer banking revenues, revenues from sales on non-deposit investment products, origination levels in the Company's lending businesses and the level of defaults, losses and prepayments on loans made by the Company, whether held in portfolio or sold in the secondary markets; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; risks and uncertainties related to acquisitions and related integration and restructuring activities; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of the date of this report, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

                                  TABLES FOLLOW



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PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES
FINANCIAL SUMMARY
(DOLLARS IN THOUSANDS,EXCEPT PER SHARE DATA)               Three Months Ended                         Three Months Ended
                                                                March 31,                                 December 31,
                                                     -----------------------------------------    --------------------------
                                                         2005           2004        % Change          2004        % Change
                                                     -------------  -------------   ----------    -------------   ----------
SUMMARY OF OPERATIONS:
Net income                                            $    18,108    $    12,875         40.6 %    $    18,898         (4.2)%
Net interest income                                        50,321         38,723         30.0           50,971         (1.3)
Provision for loan losses                                   1,575          2,391        (34.1)           1,505          4.7
Non-interest income                                        25,285         23,583          7.2           26,923         (6.1)
  Net gains (losses)                                         (776)           816       (195.1)             824       (194.2)
  Non-interest income, excluding net gains (losses)        26,061         22,767         14.5           26,099         (0.1)
  Non-interest expense                                     47,474         40,610         16.9           48,951         (3.0)
Merger expense                                                  -            184       (100.0)             275       (100.0)
Non-interest expense, excluding merger expense             47,474         40,426         17.4           48,676         (2.5)
Income tax expense                                          8,449          6,430         31.4            8,540         (1.1)

SHARE DATA:
Basic earnings per share                              $      0.55    $      0.52          5.8 %    $      0.57         (3.5)%
Diluted earnings per share                                   0.54           0.51          5.9             0.56         (3.6)
Cash dividends paid per share                               0.265          0.245          8.2             0.26          1.9
Book value per share                                        18.55          13.91         33.4            18.65         (0.5)
Weighted average shares - basic                        33,029,444     24,664,213         33.9       33,161,703         (0.4)
Weighted average shares - diluted                      33,720,433     25,350,116         33.0       33,941,261         (0.7)
Common shares outstanding                              33,062,288     24,759,037         33.5       33,102,385         (0.1)

END OF PERIOD BALANCES:
Investment securities portfolio                       $ 2,145,381    $ 2,127,047          0.9 %    $ 2,301,066         (6.8)%
Total loans                                             3,546,286      2,829,936         25.3        3,559,880         (0.4)
Assets                                                  6,428,829      5,268,743         22.0        6,572,160         (2.2)
Deposits                                                3,932,188      3,202,318         22.8        3,782,000          4.0
Stockholders' equity                                      613,379        344,470         78.1          617,439         (0.7)
Common stockholders' equity                               624,840        342,511         82.4          618,403          1.0

AVERAGE BALANCES:
Investment securities portfolio                       $ 2,169,979    $ 2,093,314          3.7 %    $ 2,245,879         (3.4)%
Loans:
  Residential real estate                               1,364,566      1,198,015         13.9        1,365,614         (0.1)
  Other consumer                                          471,141        508,067         (7.3)         482,613         (2.4)
  Commercial real estate                                1,026,306        708,358         44.9          992,584          3.4
  Commercial business                                     680,837        395,614         72.1          663,491          2.6
Total loans                                             3,542,850      2,810,054         26.1        3,504,302          1.1
Earning assets                                          5,727,593      4,909,109         16.7        5,765,688         (0.7)
Assets                                                  6,425,350      5,230,786         22.8        6,455,670         (0.5)
Deposits:
  Noninterest-bearing                                     791,747        567,530         39.5          804,657         (1.6)
  Interest-bearing                                      2,974,143      2,503,680         18.8        2,966,376          0.3
Total deposits                                          3,765,890      3,071,210         22.6        3,771,033         (0.1)
Stockholders' equity                                      618,604        331,538         86.6          615,101          0.6
Common stockholders' equity                               619,739        332,423         86.4          613,219          1.1

SELECTED RATIOS:
Return on average assets                                     1.14 %         0.99 %                        1.16 %
Return on average equity                                    11.87          15.62                         12.22
Return on average common equity                             11.85          15.58                         12.26
Net yield on average earning assets (t/e basis)              3.58           3.19                          3.53
Efficiency ratio                                            62.00          65.53                         63.01
Leverage ratio                                               7.93           8.56                          8.26
Tier I risk-based capital ratio                             11.23          13.47                         11.78
Total risk-based capital ratio                              12.29          15.38                         12.85
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Contact:

        Media - Lillian Kilroy, 410-277-2833
        Investment Community - Patricia Ferrick, 703-352-2583 both of Provident Bankshares Corporation